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The following was posted on Yahoo! Inc.’s corporate blog, “Yodel Anecdotal” (www.ycorpblog.com), by Jerry Yang, Yahoo!’s Chief Executive Officer, on July 21, 2008:
A word on today’s announcement
Posted July 21st, 2008 at 6:15 pm by Jerry Yang, CEO & Chief Yahoo
Today, Yahoo! moves past a distracting proxy contest. This morning we announced a settlement with Carl Icahn which will enable Yahoo! to put an end to this challenging chapter in our history, and allow us to get back to the business at hand — building our business and maximizing value for all stockholders.
Over the past few weeks we’ve made progress communicating with investors, helping them to better understand our roadmap for long-term growth, our valuable combination of assets, and our solid position in the converging search and display marketplaces. These discussions have been productive for everyone.
Under the terms of the settlement with Mr. Icahn, he has withdrawn his nominees for consideration at the annual meeting, and has agreed to vote his Yahoo! shares in support of the Board’s nominees. At our annual stockholder meeting on Aug. 1, we’ll ask stockholders to re-elect eight of our current directors. (In connection with the settlement of the proxy contest, Bobby Kotick has notified the Company that he will not stand for re-election to the Board.) After the annual meeting, Mr. Icahn will be appointed to our Board. We’ve also agreed to expand our Board to make room for two additional members to be chosen by the Board upon the recommendation of the Board’s Nominating and Governance Committee from a list that includes the rest of Mr. Icahn’s slate and Jon Miller, former Chairman and CEO of AOL.
We’re pleased that both parties were able to work together productively to accomplish this settlement, and we look forward to working with the new Board members and benefiting from their fresh perspective.
Yahoo! is now moving forward with one team and one voice, and we’re excited about what the future holds.
Jerry Yang
CEO and Chief Yahoo